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                                                                 Exhibit (g)(iv)

                          REINSURANCE AGREEMENT #6272-1
                      (FACULTATIVE YRT BULK UNIVERSAL LIFE)

                    (hereinafter referred to as "Agreement")

                                     between

                     SECURITY EQUITY LIFE INSURANCE COMPANY
                               (ARMONK, NEW YORK)

                   (hereinafter referred to as the "Company")

                                       and

                     LIFE REASSURANCE CORPORATION OF AMERICA
                             (STAMFORD, CONNECTICUT)

                     (hereinafter referred to as "Life Re")

                            EFFECTIVE: MARCH 15, 1996

                                  Life Re Logo

                     LIFE REASSURANCE CORPORATION OF AMERICA
                               969 HIGH RIDGE ROAD
                               STAMFORD, CT 06905

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                                TABLE OF CONTENTS

PREAMBLE .............................................................  1

ARTICLE I - METHOD OF REINSURANCE AND INSURANCE ......................  1
         1.     Effective Date .......................................  1
         2.     Method ...............................................  1
         3.     Amounts ..............................................  1

ARTICLE II - FACULTATIVE REINSURANCE .................................  2

ARTICLE III - PROCEDURES FOR REPORTING ...............................  2
         1.     General Information...................................  2
         2.     Self-Administered Reporting ..........................  2

ARTICLE IV - PREMIUMS ................................................  5
         1.     Life Insurance........................................  5
         2.     Premium Taxes ........................................  5
         3.     Payments .............................................  5
         4.     Nonpayment of Reinsurance Premiums....................  5
         5.     Interest on Delinquent Payments ......................  6
         6.     Misstatements ........................................  6

ARTICLE V - CLAIMS ...................................................  6
         1.     Notice ...............................................  6
         2.     Contested Claims .....................................  6
         3.     Expenses .............................................  7
         4.     Misstatements ........................................  7
         5.     Payment ..............................................  7
         6.     Assistance and Advice ................................  7

ARTICLE VI - REDUCTIONS, REINSTATEMENTS & CHANGES ....................  8
         1.     Reductions and Terminations ..........................  8
         2.     Reinstatements .......................................  8
         3.     Nonforfeiture Benefits ...............................  8
         4.     Contractual Conversions and Exchanges ................  9
         5.     Non Contractual Exchanges ............................  9
         6.     Program of Internal Replacement ......................  9

ARTICLE VII - DAC TAX ................................................  9

ARTICLE VIII - RECAPTURE .............................................  10
         1.     Standards for Recapture...............................  10
         2.     Method of Recapture...................................  10

ARTICLE IX - INSOLVENCY ..............................................  11

Life Re Agreement #6272-1                (i)                        Life Re Logo

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                                                   Table of Contents..

ARTICLE X - ARBITRATION ..............................................  11

ARTICLE XI - GENERAL PROVISIONS ......................................  12
         1.     Reinsurer's Right of Notice of Unusual Practices .....  12
         2.     Policy Forms and Rates ...............................  13
         3.     Reinsurance Conditions ...............................  13
         4.     Errors and Omissions .................................  13
         5.     Offset ...............................................  13
         6.     Inspection ...........................................  14
         7.     Entire Agreement .....................................  14
         8.     Amendment ............................................  14
         9.     Counterparts .........................................  14
         10.    No Assignment ........................................  14
         11.    Binding Effect .......................................  14
         12.    Notices ..............................................  15

ARTICLE XII - DURATION OF AGREEMENT ..................................  16

ARTICLE XIII - EXECUTION .............................................  17

Schedule A - Retention Limits, Plans Covered
Schedule B - Reporting Forms
Schedule C - Premium Rates
Schedule D - Discounts

Life Re Agreement #6272-1                (ii)                      Life Re Logo

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                                    PREAMBLE

         This Reinsurance Agreement ("Agreement") is entered into by and between SECURITY EQUITY LIFE INSURANCE COMPANY, a New York insurance corporation (the "Company") and LIFE REASSURANCE CORPORATION OF AMERICA, a Connecticut insurance corporation ("Life Re"). The Company and Life Re mutually agree to reinsure on the terms and conditions set forth in this Agreement. This Agreement is solely between the Company and Life Re, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Company or Life Re have any rights under this Agreement.

                 ARTICLE I - METHOD OF REINSURANCE AND INSURANCE

1.       Effective Date

         The reinsurance under this Agreement is effective as of March 15, 1996.

2.       Method

         Reinsurance of life insurance risks ("Life Insurance") under this Agreement is on the yearly renewable term ("YRT") plan for the amount at risk under the policy reinsured. The Company may cede and Life Re may accept reinsurance under the policies or plans set forth in Schedule A, written by the Company on citizens of the United States or Canada, domiciled in the United States or Canada at the time of application. The policies set forth in Schedule A that are reinsured under this Agreement are hereinafter referred to collectively as "Reinsured Policies" and individually as a "Reinsured Policy." Said policies will have been underwritten in accordance with the Company's individual ordinary life underwriting rules and practices.

3.       Amounts

         For the purpose of this Agreement, the amount at risk will be calculated as (a) the amount payable by the Company by reason of death of the insured, less (b) the accumulation fund, less (c) the Company's retention.

LIFE RE AGREEMENT #6272-1                1                          Life Re Logo

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         ARTICLE II - FACULTATIVE REINSURANCE

         The Company may choose to submit for consideration by Life Re, a request for any amount of reinsurance of the coverages in Article II that the Company may require. Reinsurance may be requested for any amount without regard for the limits of retention detailed in Schedule A, but the Company will notify Life Re promptly of any changes in its limits of retention.

         When the Company requests facultative reinsurance, the application will be made by submitting to Life Re a mutually agreeable form. The Company will send to Life Re any and all information the Company has about the risk, including without limitation, copies of the application, medical examiners' reports, attending physicians' statements, inspection reports, and other reports and other papers bearing on the insurability of the risk. Promptly upon receipt of the application, Life Re will analyze the risk and notify the Company of Life Re's decision and Life Re's classification of the risk. If the Company elects to accept Life Re's unconditional offer of acceptance for reinsurance of the risk, the Company will notify Life Re within 120 days of Life Re's offer.

         The liability of Life Re on any facultative reinsurance under this Agreement begins and ends at the same time as that of the Company, provided that:

         (a) Life Re has given the Company an unconditional offer of acceptance after the application for reinsurance, and

         (b) the Company has notified Life Re of its acceptance of such offer within 120 days of said offer.

                     ARTICLE III - PROCEDURES FOR REPORTING

1.       General Information

         Life Re will accept, on a self administered basis, reinsurance in amounts per life up to the amounts set forth in Schedule A.

2.       Self-Administered Reporting

         The Company will remit a check for the balance indicated in the quarterly statements to Life Re along with the reporting form set forth in Schedule B or a mutually agreed upon form submitted by the Company. If a balance is due the Company, it will be remitted by Life Re promptly. Within ten (10) days following the close of each calendar quarter, the Company will forward to Life Re on computer tape or other acceptable form, reports in substantial conformity with the following:

LIFE RE AGREEMENT #6272-1                2                          Life Re Logo

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A.       QUARTERLY NEW BUSINESS REPORT

(1)   policy number           (10)   amount reinsured

(2)   full name of insured    (11)   facultative indicator

(3)   date of birth           (12)   state of residence

(4)   sex                     (13)   table rating

(5)   issue age               (14)   flat extra (amount + number of years)

(6)   policy date             (15)   death benefit option (UL products)

(7)   underwriting            (16)   amount at risk classification

(8)   plan of insurance       (17)   transaction code

(9)   amount issued           (18)   currency if other than U.S.

                              (19)   qualified pension (yes/no)

B.       QUARTERLY CONVERSION REPORT

         The Company will furnish Life Re with a separate listing of reinsurance policies that are conversions or replacements to the plan(s) as stated in Schedule A. The listing should provide the following information:

(1)   1 through 19 in 2.A above   (4)   attained age

(2)   original policy date        (5)   duration

(3)   original policy number      (6)   effective date if other than policy date

C.       QUARTERLY PREMIUM REPORT

         The Company will furnish Life Re a listing of all reinsurance policies issued or renewing during the past quarter accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

(1)      1 through 19 in 2.A above

(2)      current amount at risk

(3) The net reinsurance premium due for each reinsured policy with the premium for life and each supplemental benefit separated.

LIFE RE AGREEMENT #6272-1                3                          Life Re Logo

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D.       QUARTERLY CHANGE REPORT

         The Company will report the details of all policy terminations and changes on the reinsured policies. In addition to the data indicated in 2.A, above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to reinsurance.

E.       QUARTERLY POLICY EXHIBIT REPORT

         The Company will provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the quarter and the inforce reinsurance at the end of the quarter.

F.       QUARTERLY INFORCE AND RESERVE LISTING

         Within ten (10) days after the close of each calendar quarter, the Company will furnish Life Re with a listing of reinsurance in force by policy, by year of issue and include statutory reserves for the same. The listing must show sufficient detail such that reserve calculations can be independently verified by Life Re's auditors and examiners. The listing should be segregated into first year issues and renewals and should provide the following information:

                  (1)      1 through 19 in 2.A above

         For the fourth quarter, Federal Income Tax reserves must also be furnished. They may be included in the fourth quarter statutory report or they may be submitted separately, but in the same format as the statutory report.

G.       ELECTRONIC DATA TRANSMISSION

         If the Company reports its reinsurance transactions via electronic media, the Company will consult with Life Re to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company will communicate such changes to Life Re prior to the use of such changes in reports to Life Re.

LIFE RE AGREEMENT #6272-1                4                          Life Re Logo

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                              ARTICLE IV - PREMIUMS

1.       Life Insurance

         Premiums per $1,000 for Life Insurance rated standard and preferred are given in Schedule C, multiplied by the percentages given in Schedule D. The premiums per $1,000 are applied to the amount of life reinsurance as outlined in
Article I. A policy fee, when applicable, is charged in each year in addition to the premium based on amount of life reinsurance. Life Re anticipates that these premiums will be continued indefinitely for all business ceded under this Agreement. For the purpose of satisfying requirements for deficiency reserves imposed by various state insurance departments, Life Re will guaranty for renewal the greater of the premiums provided in this Agreement or premiums based on the 1980 CSO Table at 2.5% interest. When the Company charges a flat extra premium, whether alone or in addition to a premium based on a multiple table, the Company will pay this premium less the discounts detailed in Schedule D, on the reinsurance amount in addition to the standard or multiple table premium for the rating and plan of reinsurance.

2.       Premium Taxes

         Life Re will not reimburse the Company for state premium taxes on reinsurance premiums received from the Company.

3.       Payments

         Premiums are payable annually in advance. If reinsurance is reduced, terminated, increased or reinstated, during the year, pro-rata adjustment will be made by Life Re and the Company on all premium items except policy fees.

4.       Nonpayment of Reinsurance Premiums

         The payment of reinsurance premiums is a condition precedent to the liability of Life Re under this Agreement. If the Company does not pay premiums to Life Re as provided in this Agreement and such amounts are more than 120 days in arrears, Life Re will have the right to terminate the reinsurance under this Agreement.

LIFE RE AGREEMENT #6272-1                 5                         Life Re Logo

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5.       Interest on Delinquent Payments

         If the Company is more than 90 days in arrears in remitting premiums to Life Re, such premiums will be considered delinquent and interest will be added to the amount to be remitted. Interest will be calculated from (i) the time the premiums are due Life Re to (ii) the date the Company pays the premium to Life Re. The rate of interest charged on delinquent payments will be equal to the rate listed in the Federal Reserve Statistical Release, as promulgated by the Board of Governors of the Federal Reserve System, for the monthly average of Corporate bonds, Moody's seasoned Aaa (the "Interest Rate").

6.       Misstatements

         If the insured's age or sex was misstated and the amount of insurance on the Company's policies is adjusted, the Company and Life Re will share the adjustment in proportion to the amount of liability of each at the time of issue of the policies. Premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the method above will be used for past years and the amount of reinsurance and premium will be adjusted for the future to the amount that would have been correct at issue.

                               ARTICLE V - CLAIMS

1.       Notice

The Company will notify Life Re promptly after receipt of any information on a claim where reinsurance is involved. The Company will furnish to Life Re as soon as possible the completed reinsurance claim form and copies of all claim papers and proofs. However, if the amount reinsured with Life Re is more than the amount retained by the Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers must be submitted to Life Re for its recommendation before admission of any liability on the part of the Company.

2.       Contested Claims

         Whenever the Company has formed a preliminary opinion that a claim might be denied or contested, and prior to any final action by the Company indicating to the claimant that the claim is being denied or contested, the Company will give Life Re the opportunity to review the complete claim file. Life Re will review this file promptly and, at its option, (a) pay Life Re's full share as if the claim was not contested, in full discharge of Life Re's obligation to the Company for that claim,

LIFE RE AGREEMENT #6272-1                 6                         Life Re Logo

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or (b) after consultation with the Company join in the contest, or ratify the denial, in which case Life Re will communicate to the Company in writing Life Re's decision to participate in the contest, or ratify the denial, with respect to that claim.

3.       Expenses

         Life Re will share in the claim expense of any contest or compromise of a claim in the same proportion that the amount at risk reinsured under this Agreement bears to the total risk of the Company on all policies being contested by the Company, and Life Re will share in the total amount of any reduction in liability in the same proportion. Claim expense will include without limitation the cost of investigation, legal fees, court costs, and interest charges. Compensation of salaried officers and employees and any possible extra-contractual damages will not be considered covered expenses. Life Re will not be liable for expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

4.       Misstatements

         In the event of an increase or reduction in the amount of the Company's insurance on any policy reinsured hereunder because of an overstatement or understatement of age or misstatement of sex, established after the death of the insured, the Company and Life Re will share in such increase or reduction in proportion to their respective amounts at risk under that policy.

5.       Payment

         For Life Insurance Life Re will pay its share in a lump sum to the Company, without regard to the form of claim settlement of the Company.

6.       Assistance and Advice

         At the request of the Company, Life Re will advise the Company on any claim concerning business reinsured under this Agreement and, when such a claim appears to be of doubtful validity, Life Re will assist the Company in its determination of liability and in the best procedure to follow with respect to the claim.

LIFE RE AGREEMENT #6272-1                7                          Life Re Logo

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                ARTICLE VI - REDUCTIONS, REINSTATEMENTS & CHANGES

1.       Reductions and Terminations

         Reinsurance amounts are calculated in terms of coverages on the life of a person. If any of the Company's policies or riders on the person are reduced or terminated, the reinsurance in force will be reduced by the corresponding amount. The reduction will not be applied to force the Company to reassume more than its regular retention limit at the time of the reduction for the age at issue, mortality rating and form of the policy or policies for which reinsurance is being terminated. The reduction first will be applied to reinsurance, if any, on the particular policy reduced. If the reduction exceeds the amount of reinsurance on that policy, the reduction will then be applied to reinsurance on other policies on that life in the order in which the policies were effected, i.e., the first effected will be the first terminated or reduced. If reinsurance has been ceded to more than one reinsurer, the reduction in Life Re's reinsurance will be in proportion to the reduction in the total. After the proportion has been determined, the rules above will be used.

2.       Reinstatements

         A Reinsured policy ceded to Life Re that was reduced, terminated, or lapsed, (a) will require approval by Life Re prior to reinstatement if the Company has retained less than 50% of the risk, or (b) will be reinstated automatically by Life Re if the Company has retained more that 50% of the risk and reinstates the Reinsured Policy under its regular rules. Upon reinstatement, reinsurance for the policy will be for the amount that would be in force had the policy not been reduced, terminated, or lapsed.

         In connection with all reinstatements the Company will pay Life Re all reinsurance premiums and interest in like manner as the Company has received under its policy.

3.       Nonforfeiture Benefits

         Life Re will not participate in nonforfeiture benefits.

LIFE RE AGREEMENT #6272-1               8                           Life Re Logo

4.       Contractual Conversions and Exchanges

         In the event of a contractual conversion or exchange (i.e., conversion or exchange that requires no evidence of insurability) Life Re will reinsure the risk resulting from such conversion or exchange at the rates shown on Schedule C on point-in-scale basis (using the original issue age and duration from the original issue) and the discounts of Schedule D on a point-in-scale basis. The reinsured amount at risk on the policy or policies being converted may not exceed the current reinsured amount at risk on the policy or policies being converted or exchanged. If the conversion or exchange results in an increase of risk, the amount of increase will be subject to evidence of insurability.

5.       Non Contractual Exchanges

         Non contractual exchanges are subject to evidence of insurability. Premiums for the risk resulting from the exchange will be reflected in Schedule C.

6.       Program of Internal Replacement

         Should the Company, its affiliates, successors, or assigns, initiate a program of internal replacement, as defined below, that would include any of the risks reinsured hereunder, the Company will immediately notify the reinsurer. For each risk reinsured hereunder that has been replaced under a program of internal replacement, the reinsurer shall have the option, at its sole discretion, of either treating the risks reinsured as recaptured, or continuing reinsurance on the new policy under this Agreement. The term "program of internal replacement" shall mean any program offered to a class of policy owners in which a policy or any portion of a policy is exchanged for another policy, not reinsured under this Agreement, which is written by the Company, its affiliates, successors, or assigns.

                              ARTICLE VII - DAC TAX

         Life Re and the Company hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

         (a) The term "party" will refer to either Life Re or the Company as appropriate.

LIFE RE AGREEMENT #6272-1               9                           Life Re Logo

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         (b)      The terms used in this Article are defined by reference to
                  Regulation 1.848-2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b) as appropriate.

         (c) Each party shall attach a schedule to its federal income tax return which identifies the relevant reinsurance agreements for which the joint election under the Regulation has been made.

         (d) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such agreement without regard to the general deductions limitation of Section 848(c)(1).

         (e) Each party agrees to exchange information pertaining to the amount of net consideration under such agreement each year to ensure consistency.

                            ARTICLE VIII - RECAPTURE

1.       Standards for Recapture

         If the Company increases its maximum retention from the maximum limit of retention set forth in Schedule A, the Company may elect to recapture that portion of each Reinsured Policy equal to the difference between the Company's new limit of retention and the Company's old limit of retention, subject to the provisions of this Article VIII. If the Company elects this type of recapture, the Company may only recapture Reinsured Policies that meet both of the following requirements: (a) Reinsured Policies that have been in force for 10 years and (b) Reinsured Policies for which the Company maintained its maximum limit of retention at the time the Reinsured Policy was issued.

2.       Method of Recapture

         If the Company elects to recapture, the Company will notify Life Re in writing within ninety days from the effective date of the increase in its limit of retention. If the Company elects to recapture one Reinsured Policy under this provision, the Company must recapture every Reinsured Policy that meets the requirements set forth in Article VIII, Section 1, above.

LIFE RE AGREEMENT #6272-1               10                          Life Re Logo

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         Recapture for each Reinsured Policy will occur on the later to occur of
(a) the next anniversary of the Reinsured Policy or (b) the 10 anniversary of the Reinsured Policy. The amount of reinsurance on the Reinsured Policy will be reduced so that the total amount of risk retained by the Company will be equal to the Company's maximum limit of retention.

         If two or more reinsurers have reinsurance on the same Reinsured Policy, Life Re's portion of the reduction will be in proportion to Life Re's share of the total reinsurance on the Reinsured Policy.

                             ARTICLE IX - INSOLVENCY

         All reinsurance under this Agreement will be paid on demand by Life Re directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to Life Re of a pending claim against Life Re or the Company on any policy reinsured within a reasonable time after the claim is filed in the conservation, liquidation, or insolvency proceedings. While the claim is pending, Life Re may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by Life Re will be charged, subject to court approval, against the Company as an expense of the conservation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by Life Re. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of this Agreement as if the expense had been incurred by the Company.

                             ARTICLE X - ARBITRATION

         Life Re and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, Life Re and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty calendar days (or such longer period as the parties may agree) after commencing such negotiations, Life Re and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.

LIFE RE AGREEMENT #6272-1               11                          Life Re Logo

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         The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company. Life Re and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty calendar days after the date of the mailing of the notification initiating arbitration.

         If either Life Re or the Company fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of Life Re and the Company within thirty calendar days after the request will appoint the necessary arbitrators.

         The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; provided, however, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be Stamford, Connecticut. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either Life Re or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. No such award or judgment will bear interest. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

                         ARTICLE XI - GENERAL PROVISIONS

1.       Reinsurer's Right of Notice of Unusual Practices

         In providing reinsurance facilities to the Company under this Agreement, Life Re has granted the Company considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, Life Re has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Company. Life Re assumes that, except as otherwise notified by the Company, the underwriting, claims and other insurance practices employed by the Company with respect to reinsurance ceded under this Agreement are generally consistent with the customary and usual practices of the

LIFE RE AGREEMENT #6272-1               12                          Life Re Logo

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insurance industry as a whole. If the Company changes or modifies its practices or engages in exceptional or uncustomary practices, the Company agrees to make those practices known to Life Re before assigning any liability to Life Re with respect to any reinsurance issued under such practices.

2.       Policy Forms and Rates

         Upon request, the Company will furnish Life Re with a copy of its application forms, policy and rider forms, premium and non-forfeiture value manuals, reserve tables, actuarial memoranda, and any other forms or tables needed for proper handling of reinsurance under this Agreement. Life Re must agree in writing before incurring additional liability resulting from any changes to policies, policy riders or amendments reinsured under this Agreement.

3.       Reinsurance Conditions

         The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Company on which the reinsurance is based.

4.       Errors and Omissions

         If either the Company or Life Re unintentionally fails to perform an obligation that affects this Agreement and such failure results in an error on the part of the Company or Life Re, the error will be corrected by restoring both the Company and Life Re to the positions they would have occupied had no such error occurred. For business reported but not covered under the provisions of this Agreement, Life Re shall be obligated only for the return of premium paid, plus interest as provided below.

         Any amounts due under this Section 4 will bear interest at a rate agreed upon by the Company and Life Re or at a rate equal to the Interest Rate as described in Article IV.5.

5.       Offset

         Any amount which either the Company or Life Re is contractually obligated to pay to the other party may be paid out of any amount which is due and unpaid under this Agreement. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

LIFE RE AGREEMENT #6272-1               13                          Life Re Logo

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6.       Inspection

         Upon reasonable notice, Life Re may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of the Company during normal business hours.

7.       Entire Agreement

         This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

8.       Amendment

         This Agreement may be modified or amended only by a writing duly executed by or on behalf of the Company and Life Re.

9.       Counterparts

         This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

10.      No Assignment

         Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

11.      Binding Effect

         This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

LIFE RE AGREEMENT #6272-1               14                          Life Re Logo

12       Notices

         Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and
(a) delivered personally, (b) sent by facsimile, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

If to the Company, to:

                           Security Equity Life Insurance Company
                           84 Business Park Drive
                           Armonk, New York 10504
                           Attention: Reinsurance Manager
                           Facsimile: 914-273-1586

If to Life Re, to:

                           Life Reassurance Corporation of America
                           969 High Ridge Road
                           Stamford, Connecticut 06905
                           Attention: Vice President, Administration
                           Facsimile: 203/321-3200

or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article XI will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed delivered when electronically confirmed; and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States Mail.

Please send all cash remittances to:

                           Life Reassurance Corporation of America
                           P.O. Box 1797
                           Stamford, Connecticut 06904

LIFE RE AGREEMENT #6272-1               15                          Life Re Logo

                       ARTICLE XII - DURATION OF AGREEMENT

         This Agreement will be effective on and after the effective date stated in Article I. It is unlimited in duration but may be amended by mutual consent of the Company and Life Re. This Agreement may be terminated as to new reinsurance by either party giving 90 days' written notice to the other. Termination as to new reinsurance does not affect existing reinsurance. Existing reinsurance will remain in force until termination of the Company's policy or policies on which the reinsurance is based in accordance with the terms of this Agreement. Notwithstanding the foregoing, Life Re may terminate this Agreement as to new and existing reinsurance in the event the Company does not pay premiums to Life Re, as provided in Article IV.

LIFE RE AGREEMENT #6272-1               16                          Life Re Logo

                            ARTICLE XIII - EXECUTION

         IN WITNESS WHEREOF, Life Re and the Company have executed this Agreement on the dates set forth below.

                     SECURITY EQUITY LIFE INSURANCE COMPANY

Date: 10/16/96                                     By: /s/ W. C. Thater
                                                       -------------------------

Place: Armonk, NY                                  Title: President

Witness: /s/ Judith A. Maron
         --------------------------

                     LIFE REASSURANCE CORPORATION OF AMERICA

Date: 8/16/96                                      By: /s/ Claudia Carratano
                                                       -------------------------

Place: Stamford, CT                                Title: Vice President

Witness: /s/ Lyn Luiz
         --------------------------

LIFE RE AGREEMENT #6272-1               17                          Life Re Logo

                                   SCHEDULE A
                                RETENTION LIMITS
                                  PLANS COVERED

                             AGREEMENT NUMBER 6272-1

RETENTION LIMITS

         A.       LIFE

                  All Ages, All Ratings                       $125,000

PLANS COVERED

         The preceding schedules refer to insured lives whose surnames begin with the letters A through Z under the following plans:

PLANS

         Variable Universal Life

LIFE RE AGREEMENT #6272-1                                           Life Re Logo

                                   SCHEDULE B
                                 REPORTING FORM

LIFE RE AGREEMENT #6272-1                                           Life Re Logo

Life                      LIFE REASSURANCE CORPORATION OF AMERICA
Re Logo           Self Administration/Bulk Reinsurance Summary Reporting Form

Ceding Company ______________                 Reinsurer ________________________
Treaty/Account # ____________                 Period Experience is for _________
Coin ___  YRT ___  Mod Co ___ Other ___       Interest Sensitive: Yes  __  No __
Reinsurance Premium Mode: Monthly ___ Quarterly ___  Annual ___ In Advance ___
                                                     In Arrears ___
Reinsurance Reporting Mode: Monthly ___ Quarterly ___ Annual ___
Contact _____________      Date ___________________   Phone #  _________________

                             SECTION I - ACCOUNTING

                         * * *   Premiums  * * *          * * *  Allowances * * *
                       ---------------------------     ------------------------------
                                                                                         Other
                       First Year     Renewal Year     First Year        Renewal Year    Benefit   Total
--------------------------------------------------------------------------------------------------------
Life
--------------------------------------------------------------------------------------------------------
ADB
--------------------------------------------------------------------------------------------------------
Waiver of Premium
--------------------------------------------------------------------------------------------------------
Other
--------------------------------------------------------------------------------------------------------
TOTAL
--------------------------------------------------------------------------------------------------------

                           SECTION II - RESERVE INFORMATION      Amount of Check

Amount of Rein (000)                                   Reserves Reinsured
--------------------          Issue        ----------------------------------------------
Life           ADB            Year         Life    ADB    Waiver    Subst'd    Deficiency
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

                    SECTION III - POLICY EXHIBIT INFORMATION

                                                Current Period                                       Year to Date
                                         ------------------------------                        -------------------------
                                          No. of             Amt. of *                          No. of         Amt. of*
                                         Policies            Rein (000)                        Policies       Rein (000)
------------------------------------------------------------------------------------------------------------------------
A. Inforce Beg. of Period                                                        A.
------------------------------------------------------------------------------------------------------------------------
1. New Business        Auto                                                      1. Auto
------------------------------------------------------------------------------------------------------------------------
                       Fac                                                          Fac
------------------------------------------------------------------------------------------------------------------------
2. Conversions/Replacements                                                      2.
------------------------------------------------------------------------------------------------------------------------
3. Reinstatements                                                                3.
------------------------------------------------------------------------------------------------------------------------
4. Other Increases                                                               4.
------------------------------------------------------------------------------------------------------------------------
5. Not Takens                                                                    5.
------------------------------------------------------------------------------------------------------------------------
a) Total Inc (1+2+3+4-5)                                                             a.
------------------------------------------------------------------------------------------------------------------------
6. Death                                                                         6.
------------------------------------------------------------------------------------------------------------------------
7. Conversions/Replacements                                                      7.
------------------------------------------------------------------------------------------------------------------------
8. Lapses                                                                        8.
------------------------------------------------------------------------------------------------------------------------
9. Surrenders                                                                    9.
------------------------------------------------------------------------------------------------------------------------
10. Expiry                                                                       10.
------------------------------------------------------------------------------------------------------------------------
11. Recapture                                                                    11.
------------------------------------------------------------------------------------------------------------------------
12. Other Decreases                                                              12.
------------------------------------------------------------------------------------------------------------------------
b) Total Dec (6+7+8+9+10+11+12)                                                      b.
------------------------------------------------------------------------------------------------------------------------
B. Inforce End of Period (A + a - b)                                             B.
------------------------------------------------------------------------------------------------------------------------

                                                                 Form #TA1(4/91)

                                   SCHEDULE C
                                  PREMIUM RATES

LIFE RE AGREEMENT #6272-1                                           Life Re Logo

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                 MALE NON-SMOKER
                                ISSUE AGE 20 - 85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                FEMALE NON-SMOKER
                                ISSUE AGE 20 - 85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                   MALE SMOKER
                                ISSUE AGE 20 - 85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                  FEMALE SMOKER
                                ISSUE AGE 20 - 85

                                   SCHEDULE D
                            PERCENTAGES AND DISCOUNTS

                             Agreement Number 6272-1

Reinsurance premiums are based on the rates shown in Schedule C, multiplied by the following percentages:

PLAN

         VARIABLE UNIVERSAL LIFE                     103% All Years

The discounts granted for reinsurance amounts expressed as a percentage of the premium rate charged by the Company are shown below for each applicable benefit:

         BENEFIT                        FIRST YEAR        RENEWAL YEARS
         -------                        ----------        -------------
LIFE INSURANCE - FLAT EXTRA PREMIUMS

Aviation Hazards                            10%                 10%
Temporary Extras (< = 5 years)              10%                 10%
Permanent Extras (> 5 years)                75%                 10%

LIFE RE AGREEMENT #6272-1                                           Life Re Logo

                                   DEFINITIONS

1. EXCESS REINSURANCE - A form of reinsurance under which recoveries are available when a given loss exceeds the ceding company's retention defined in the agreement. Also called excess of retention reinsurance.

2. FACULTATIVE REINSURANCE - Facultative reinsurance means reinsurance of individual risks by offer and acceptance. The ceding company and the reinsurer establish a "faculty" to accept or reject each risk offered.

3. FLAT EXTRA - Flat extra ratings are fixed dollar amounts assessed per thousand of insurance issued and usually apply to applicants in hazardous occupations, avocations, aviation or with certain physical impairments. A flat extra rating can be charged for a temporary period or on a permanent basis.

4. QUOTA SHARE - A form of reinsurance whereby the reinsurer accepts a stated percentage of each and every risk within a defined category of business on a pro rata basis.

5. RETENTION - The amount or portion of risk that the ceding company retains for its own account.

6. YEARLY RENEWABLE TERM (YRT) - A form of reinsurance in which the reinsurer assumes, for a premium that varies each year, the risks associated with the mortality of the underlying life insurance policyholders, but not the risks associated with the policy cash values. The premium for the reinsurance varies with the age, sex and policy duration.

LIFE RE AGREEMENT #6272-1                                           Life Re Logo

SELIC/LIFE REASSURANCE REINSURANCE AGREEMENT
#9387148